SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2007

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On January 23, 2007 we notified The Nasdaq Stock Market that, due to the resignation of Mr. Larry W. Wilton from our Board of Directors, we failed to comply with the Audit Committee composition requirements mandated by Nasdaq Rule 4350(d)(2)(A). Nasdaq Rule 4350(d)(2)(A) requires us to have an Audit Committee composed of three independent directors. As a result of Mr. Wilton’s resignation, our Audit Committee is currently composed of two independent directors.

On January 24, 2007 The Nasdaq Stock Market, in reply to this notification, sent us a letter indicating that Nasdaq has provided us with a cure period in order to regain compliance, in accordance with Rule 4350(d)(4). The cure period will last until the earlier of our next annual shareholders’ meeting or January 19, 2008 or, if the next annual shareholders’ meeting is held before July 18, 2007, then we must evidence compliance no later than July 18, 2007. Our annual shareholders’ meeting is scheduled for February 20, 2007, therefore, we must provide documentation to Nasdaq evidencing our compliance with Rule 4350(d)(2)(A) no later than July 18, 2007.

As required by Nasdaq Rule 4803(a), we have issued a press release disclosing the receipt of this letter and the rules upon which it is based.

We intend to immediately begin a search for a director who has the qualifications to serve on our Audit Committee.

Item 9.01	Financial Statements and Exhibits

Exhibit 99. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2007
UNITED HERITAGE CORPORATION

	By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer